EXHIBIT 99.1

Press Release

FOR IMMEDIATE RELEASE

Company contact: Robert W. Howard, Executive Vice President—Finance and Investor Relations, 303-293-9100 or Jim Felton, Investor Relations Manager, 303-312-8103

Bill Barrett Corporation Election of Michael E. Wiley as Director

Denver, Colorado – (PR Newswire) – January 13, 2005 – Bill Barrett Corporation (NYSE: BBG) announced today that Michael E. Wiley has been elected to the Company’s Board of Directors as an independent director. William J. Barrett, Chairman and Chief Executive Officer of Bill Barrett Corporation, said, “We are excited to add Mike’s experience and expertise in the oil and gas industry to our Board of Directors. His background as an engineer and as the former Chairman and CEO of Baker Hughes Incorporated and former President and Chief Operating Officer of ARCO will be a tremendous benefit to the Company and its stockholders.”

Biographical Information

     Michael E. Wiley was elected as a director of the Company on January 10, 2005. Mr. Wiley served as Chairman of the Board and Chief Executive Officer of Baker Hughes Incorporated, an oilfield services company, from August 2000 until October 2004. He also served as President of Baker Hughes from August 2000 to February 2004. Mr. Wiley was President and Chief Operating Officer of Atlantic Richfield Company, an integrated energy company, from 1998 through May 2000. Prior to 1998, he served as Chairman, President and Chief Executive Officer of Vastar Resources, Inc., an independent oil and gas company. Mr. Wiley is a director of Spinnaker Exploration and Post Oak Bank, NA, a trustee of the University of Tulsa and a member of the National Petroleum Council. He also serves on the Advisory Board of Riverstone Holdings LLC.

About Bill Barrett Corporation

Bill Barrett Corporation, headquartered in Denver, explores for and develops oil and natural gas in the Rocky Mountain region of the United States. The Company has projects in nine basins in the Rocky Mountains.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual

Bill Barrett Corporation · 1099 18th Street · Suite 2300 · Denver, CO 80202

results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations and other factors discussed in our Registration Statement on Form S-1 filed with the Securities and Exchange Commission (www.sec.gov).

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